Exhibit 21

Subsidiary List

Name	Jurisdiction
DNB First, National Association	United States
DNB Capital Trust I	DE
DNB Capital Trust II	DE
DOWNCO, Inc	PA
DNB Financial Services, Inc. d/b/a DNB Investments & Insurance	PA
DN Acquisition Company, Inc	PA